Exhibit 5.1

July 27, 2022

AlloVir, Inc.

1100 Winter Street

Waltham, MA 02451

Re:	Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-258539) (as amended or supplemented, the “Registration Statement”) filed on August 6, 2021 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which became automatically effective upon filing, as amended by the Post-Effective Amendment No. 2, filed with the Commission on February 10, 2022 and declared effective on February 28, 2022, relating to the registration of the offer by AlloVir, Inc., a Delaware corporation (the “Company”) of up to $250,000,000 of any combination of securities of the types specified therein. Reference is made to our opinion letter dated February 10, 2022 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) expected to be filed on July 27, 2022 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to 27,458,095 shares of the Company’s Common Stock, par value $0.0001 per share (the “Shares”) covered by the Registration Statement. The Shares are being sold to the several purchasers named in, and pursuant to, a securities purchase agreement between the Company and such purchasers (the “Securities Purchase Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Securities Purchase Agreement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP GOODWIN PROCTER LLP